    Exhibit 99.1

Polaris Announces Retirement of Board Member Annette Clayton

MINNEAPOLIS, MN – February 18, 2021 – Polaris Inc. (NYSE: PII) today announced that Annette Clayton has decided not to stand for re-election to the Company’s Board of Directors and will retire from the Board when her current term ends on April 29, 2021.

“Over the last 18 years, Annette’s expertise, encouragement and leadership has supported Polaris’ transformation into a global industry leader,” said John Wiehoff, chairman of the board. “On behalf of the Board, I would like to thank Annette for her valuable contributions and dedicated service to the Polaris board, and we wish her the very best.”

About Polaris
As the global leader in powersports, Polaris Inc. (NYSE: PII) pioneers product breakthroughs and enriching experiences and services that have invited people to discover the joy of being outdoors since our founding in 1954. With annual 2020 sales of $7.0 billion, Polaris’ high-quality product line-up includes the Polaris RANGER, RZR and GENERAL side-by-side off-road vehicles; Sportsman all-terrain off-road vehicles; Indian Motorcycle mid-size and heavyweight motorcycles; Slingshot moto-roadsters; snowmobiles; and deck, cruiser and pontoon boats, including industry-leading Bennington pontoons. Polaris enhances the riding experience with parts, garments and accessories, along with a growing aftermarket portfolio, including Transamerican Auto Parts. Polaris’ presence in adjacent markets includes military and commercial off-road vehicles, quadricycles, and electric vehicles. Proudly headquartered in Minnesota, Polaris serves more than 100 countries across the globe. www.polaris.com.

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MEDIA CONTACT
Jessica Rogers
Polaris Inc.
phone: 763-513-3445
Jessica.Rogers@polaris.com

INVESTOR CONTACT
Richard Edwards
Polaris Inc.
phone: 763-513-3477
Richard.Edwards@polaris.com